FOR IMMEDIATE RELEASE

Contact:

Eugene J. Walsh

Executive Vice President & Chief Operating Officer

(570) 504-2249

Share of Total Loan Portfolio under COVID-19 Loan Forbearance falls to 2.2%

DUNMORE, PA – October 15, 2020 – Fidelity D & D Bancorp, Inc. (NASDAQ: FDBC) announced today that its wholly owned subsidiary, The Fidelity Deposit and Discount Bank (“Fidelity Bank”), has substantially reduced its loan forbearance by assisting local businesses impacted due to the COVID-19 pandemic through the Federal Client Assistance Program or forbearance process.  Beginning the week of March 16, 2020, and consistent with guidelines and directives issued by the Federal Financial Institutions Examination Council (FFIEC), Fidelity Bank provided accommodations to commercial and retail borrowers. The program temporarily allowed businesses to defer  principal and/or interest portions of contractual payments for up to six (6) months.

Fidelity Bank granted initial forbearance to 1,429 borrowers, all located within the communities the bank serves, totaling $201.8 million in principal balances, and representing 17.9% of the total loan and lease portfolio as of June 30, 2020. Fidelity Bank has received second forbearance requests from just 95 of those borrowers, totaling $11.8 million in principal balances and representing 1.0% of the September 30, 2020 total loan and lease portfolio.

Fidelity Bank had a grand total of 212 borrowers in forbearance totaling $25.1 million,  or 2.2% of the total loan and lease portfolio as of September 30, 2020.  Grand total forbearance includes borrowers still under initial forbearance terms,  borrowers whose initial terms expired and received a second forbearance, and borrowers who received first-time forbearance during the third quarter of 2020.

Fidelity Bank’s President & CEO, Daniel J. Santaniello, stated, “The Client Assistance Program demonstrates how our relationship banking strategy has built strong partnerships with our commercial and retail borrowers. Our prudent and pragmatic credit culture illustrates the resilience of Fidelity Bank’s asset quality even during COVID’s economic uncertainty.  The Fidelity Bankers have worked hard to help their clients maneuver these unprecedented times and remain committed to navigating them into the future.”

About Fidelity D & D Bancorp, Inc. and The Fidelity Deposit and Discount Bank

Fidelity D & D Bancorp, Inc. and its wholly owned subsidiary, The Fidelity Deposit and Discount Bank have built a strong history as trusted financial advisors to the clients served by Fidelity Bank, which has built a strong history as a locally owned and operated community bank. Serving the individuals, families, and businesses for over 118 years within Lackawanna and Luzerne Counties and the Lehigh Valley, there are 20 branch offices along with Fidelity Bank Wealth Management offices in Schuylkill County. A full-service, 24-hour, 7 day a week Customer Care Center serves as a virtual branch, accepting and assisting those clients who prefer to open accounts and transact business via telephone, chat or online. Additionally, Fidelity Bank offers full-service Trust & Investment Departments, a Mortgage Center, and an array of personal and business banking products and services.

Fidelity Bank has been recognized nationally for its sound financial performance, and superior customer experience. It has been identified as one of the Top 200 Community Banks in the country by American Banker for six years in a row, and Forbes ranked it one of the Best In-State Banks for the past two years. The company has been the #1 mortgage lender in the Lackawanna County market for over 8 years. Fidelity Bank is passionate about success and committed to building strong relationships through superior service. Fidelity Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Forward-looking statements

Certain of the matters discussed in this press release constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Fidelity D & D Bancorp, Inc. (the “Company”) to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” and similar expressions are intended to identify such forward-looking statements.

The Company’s actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

•

the effects of economic conditions particularly with regard to the negative impact of severe, wide-ranging and continuing disruptions caused by the spread of Coronavirus Disease 2019 (COVID-19) and responses thereto on current customers and the operations of the Company, specifically the effect of the economy on loan customers’ ability to repay loans;

•	the costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
•

the impact of new or changes in existing laws and regulations, including the Tax Cuts and Jobs Act and Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations promulgated there under;

•	impacts of the capital and liquidity requirements of the Basel III standards and other regulatory pronouncements, regulations and rules;
•	governmental monetary and fiscal policies, as well as legislative and regulatory changes;
•	effects of short- and long-term federal budget and tax negotiations and their effect on economic and business conditions;
•	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;
•

the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;

•

the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet;

•	technological changes;
•

the interruption or breach in security of our information systems and other technological risks and attacks resulting in failures or disruptions in customer account management, general ledger processing and loan or deposit updates and potential impacts resulting therefrom including additional costs, reputational damage, regulatory penalties, and financial losses;

•	acquisitions and integration of acquired businesses;
•	the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities;
•	volatilities in the securities markets;
•	acts of war or terrorism;
•	disruption of credit and equity markets; and
•	the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

The Company cautions readers not to place undue reliance on forward-looking statements, which reflect analyses only as of the date of this release.  The Company has no obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.

For more information please visit our investor relations web site located through www.bankatfidelity.com.

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